Exhibit 8.1

[Letterhead of Fried, Frank, Harris, Shriver & Jacobson LLP]

December 7, 2017

Seritage Growth Properties

489 Fifth Avenue, 18th Floor

New York, New York 10017

Re:	Certain U.S. Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as tax counsel to Seritage Growth Properties, a Maryland real estate investment trust (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on the date hereof with respect to the issuance from time to time of Class A common shares, $0.01 par value per share, and preferred shares, $0.01 par value per share, of the Company. This opinion letter is being furnished pursuant to the request of the Company.

In rendering this opinion letter, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including, but not limited to:

1.	the Subscription, Distribution and Purchase and Sale Agreement, dated as of July 8, 2015, by and between Sears Holding Corporation and the Company;

2.	the Master Lease, dated as of July 7, 2015, by and among Seritage SRC Finance LLC, Seritage KMT Finance LLC, Kmart Operations, LLC, and Sears Operations, LLC;

3.	the written report, dated as of June 8, 2015, provided to the Company addressing the fair market value of the Class B common shares of the Company;

4.	the Company’s Articles of Amendment and Restatement, dated as of July 6, 2015 (the “Company Charter”) and the Articles Supplementary to the Company Charter, dated as of December 7, 2017;

5.	the Agreement of Limited Partnership of Seritage Growth Properties, LP, a Delaware limited partnership (the “Operating Partnership”), dated as of July 7, 2015, and the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of December 7, 2017;

6.	the Registration Statement;

7.	the prospectus supplement, dated December 7, 2017, relating to the Series A Cumulative Redeemable Preferred Shares;

8.	the management representation letters provided by the Company to Deloitte & Touche LLP;

9.	the representation letters provided by Fairholme Capital Management, L.L.C. to the Company;

10.	the Stock Ownership Limit Exceptions provided by the Company to Fairholme Partnership, L.P., The Vanguard Group, Inc. and Surveyor Capital, Ltd.; and

11.	such other documentation and information as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In rendering this opinion letter, we are relying upon, with your approval and without independent investigation, the opinion of Venable LLP, dated July 7, 2015, provided to the Company concerning the qualification of the Master Lease as a “true lease” for U.S. federal income tax purposes. The Company has also provided us with, and we are relying upon, a certificate, dated as of the date hereof, containing certain representations and covenants of the Company (the “Officer’s Certificate,” and together with the documents referred to in the preceding sentences, the “Reviewed Documents”).

We have made such inquiries as we have deemed necessary or appropriate for purposes of rendering our opinions. For purposes of our opinions, we have not independently investigated or verified the facts, representations and covenants set forth in the Reviewed Documents. In particular, we note that the Company, the Operating Partnership and/or the entities in which the Company and the Operating Partnership hold, have held, or will hold, a direct or indirect equity interest may have engaged in transactions that we have not reviewed or will not review or provide legal advice with respect thereto, and of which we may be unaware. We have, consequently, relied on the representations and statements described in the Reviewed Documents, and assumed that the information presented in the Reviewed Documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinions. Our opinions are conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any change or inaccuracy in the facts, statements, representations and covenants referred to, set forth, or assumed herein or in the Reviewed Documents may affect our conclusions set forth herein.

For purposes of our opinions, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies, and the authenticity of the originals of such documents. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder. Moreover, we have assumed that the facts, information, statements and representations contained in the Reviewed Documents can be established to the Internal Revenue Service (“IRS) or courts, if necessary, by clear and convincing evidence.

With your consent, our opinions are also based on the correctness of the following assumptions: (i) all statements, information and conclusions set forth in the Reviewed Documents are true, correct and complete in all respects; (ii) any representation, statement or covenant in the Reviewed Documents qualified by materiality or intent, or made as a belief to the knowledge of or similarly qualified is true, correct and complete, without any such qualification; (iii) each of the obligations of the Company and the Operating Partnership described in the Reviewed Documents has been or will be performed or satisfied in accordance with its terms without regard to any qualification as to level of effort in satisfying such obligation; (iv) the Company and the Operating Partnership, and the entities in which the Company and the Operating Partnership hold, have held, or will hold a direct or indirect equity interest, will be operated in accordance with the laws of the jurisdiction in which it is formed and in the manner described in the Company Charter and the other applicable organizational documents; (v) there will be no changes in the applicable laws of the State of Maryland or Delaware, or of any other jurisdiction under the laws of which the Company and the Operating Partnership, and the entities in which the Company and the Operating Partnership hold, have held, or will hold a direct or indirect equity interest, have been formed; (vi) any and all elections and filings required to be filed with the IRS have been and after the date hereof will be timely and properly filed; and (vii) each of the written agreements to which each of the Company and the Operating Partnership and each entity in which each of the Company and the Operating Partnership holds, or will hold, a direct or indirect equity interest is a party and each of their respective organizational documents have been and will be implemented, construed and enforced in accordance with their respective terms, and all such agreements and documents are binding, valid and enforceable in accordance with their terms.

In rendering our opinions, we have considered and relied upon applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the IRS, including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as they exist at the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our opinions are based could affect our conclusions herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not binding on the IRS or a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS. In addition, any changes or inaccuracy in the Documents could affect our conclusions herein.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Considerations,” we are of the opinion that:

1.	Commencing with its taxable year ended December 31, 2015, the Company has been organized in conformity with the requirements for qualification as a real estate investment trust (a “REIT”) under the Code, and its current and proposed method of operation, as described in the Registration Statement and in representations furnished to us, will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

2.	The statements set forth in the Registration Statement under the caption “U.S. Federal Income Tax Considerations,” insofar as such statements purport to summarize matters of U.S. federal income tax laws or legal conclusions with respect thereto and subject to the limitations, qualifications and assumptions set forth therein, fairly summarize the matters set forth therein.

*        *        *         *        *        *        *        *

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state or local or non-U.S. tax matters. Except as set forth above, we express no opinion to any party as to any tax consequences, whether U.S. federal, state, local or non-U.S., of the transactions described in the Registration Statement or any transaction related thereto. Furthermore, as noted in the Registration Statement, the Company’s qualification as a REIT depends upon its ability to meet, on a continuing basis, through actual results of operation, certain requirements, including requirements relating to the nature of its assets and income, distribution levels, diversity of stock ownership, and various other qualification requirements imposed under the Code, compliance with which has not and will not be reviewed by us. Accordingly, no assurance can be given that, for any given year, the Company will satisfy the requirements for qualification and taxation as a REIT under the Code.

This opinion letter is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinions to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation or assumption relied upon herein that becomes incorrect or untrue.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to each reference to us and the discussions of advice provided by us under the heading “U.S. Federal Income Tax Considerations” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

Fried, Frank, Harris, Shriver & Jacobson LLP